Exhibit 99.2

Contact:	Guillermo Bron Chairman of the Board United PanAm Financial Corp. Tel: 310-788-5718 e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES
APPOINTMENT OF NEW AUDIT COMMITTEE CHAIR

Irvine, California - December 1, 2008 - United PanAm Financial Corp. (Nasdaq: UPFC) and its subsidiaries announced today the appointment of Giles Bateman as Chairman of the UPFC Audit Committee effective as of January 1, 2009. Mr. Bateman, a member of the UPFC Board since April 2006, will replace Julie Sullivan as Chair of the UPFC Audit Committee. On December 1, 2008, Ms. Sullivan gave notice of her resignation as a member of the UPFC Board and as Chairman of the Audit Committee in order to devote her time to other professional endeavors that currently demand significantly more of her time. Ms. Sullivan's resignation will be effective December 31, 2008. With Ms. Sullivan’s resignation, the Board will have a vacancy, and the independent members of the UPFC Board have undertaken to identify qualified potential independent director candidates to fill this vacancy.

“We want to recognize and thank Ms. Sullivan for her service as a Board member and as Chair of the Audit Committee and it is with regret and appreciation for her service that we accept her resignation,” said Guillermo Bron, the Chairman of the Board. “We are appreciative that Mr. Bateman is willing to act as Audit Committee Chair and are confident in his financial expertise and capability.”

Giles Bateman was a co-founder of The Price Company in 1976 and served as Chief Financial Officer and Vice Chairman there until 1991. Mr. Bateman served as non-executive chairman of CompUSA Inc., a publicly traded retailer of computer hardware, software, accessories and related products, from 1994 until he retired in 2000. Mr. Bateman has served as a director of UPFC since April 2006 and currently serves as Chairman of UPFC’s Compensation Committee. In addition, Mr. Bateman serves as a director, and the chair of the audit committee, of WD-40 Company and as a director of Lifetime Fitness, Inc. He also serves as a director of three private companies.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation.

Forward Looking Statements

This press release may contain forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.